Exhibit No. 11
ENCORE COMPUTER CORPORATION
Computation of Loss Per Share
(Unaudited)

                                                 Three Months Ended
                                                 ------------------
                                          April 3,                April 4,
                                            1994                    1993
                                       -----------------------------------
Net loss                              $     (8,904)           $     (8,345)

Series B and D Preferred Stock
 Dividend                                   (2,383)                 (2,245)
                                       ------------            ------------

Net loss after effect of dividend
 payment                               $    (11,287)           $    (10,590)
                                        ============            ============


Weighted average common shares
 outstanding                                 32,756                  31,251

Series A assumed converted                    7,364                   7,364
                                      -------------            ------------
Weighted average
  shares outstanding                         40,120                  38,615
                                      =============            ============


Net loss per share                    $       (0.28)           $      (0.27)
                                      =============            ============